                                                                      Exhibit 15



December 13, 1996

The Caldor Corporation
Norwalk, Connecticut

We have made a review, in accordance with standards established by the American Institute of Certified Public Accountants, of the unaudited interim financial information of The Caldor Corporation (Debtor-In-Possession) and subsidiaries ("Caldor") for the periods ended November 2, 1996 and October 28, 1995, as indicated in our report dated December 13, 1996; because we did not perform an audit, we expressed no opinion on the information.

We are aware that our report referred to above, which is included in your Quarterly Report on Form 10-Q for the quarter ended November 2, 1996, is incorporated by reference in a) Registration Statement No. 33-44996 of Caldor on Form S-8, b) Registration Statement No. 33- 41321 of Caldor on Form S-8, c) Registration Statement No. 33-51510 of Caldor on Form S-8, d) Registration Statement No. 33-67438 of Caldor on Form S-8, and e) Registration Statement No. 33-84526 of Caldor on Form S-8.

We also are aware that the aforementioned report, pursuant to Rule 436(c) under the Securities Act, is not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.

DELOITTE & TOUCHE LLP



New York, New York